Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated November 27, 2017, in the Registration Statement (Form S-11 dated November 29, 2017) and related Prospectus of Rodin Income Trust, Inc. for the registration of $1,250,000,000 in shares of its common stock.

/s/ Ernst & Young LLP

New York, New York

November 29, 2017